Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Vor Biopharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(a)	125,710,335(2)	$1.37(3)	$172,223,158.95	$0.00015310	$26,367.37

	Total Offering Amounts					$172,223,158.95		$26,367.37

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$26,367.37

(1)

Represents the shares of common stock, $0.0001 par value per share (“Common Stock”), of Vor Biopharma Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus included in the registration statement to which this exhibit is attached. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of the Registrant that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction with respect to the shares of Common Stock being registered hereunder.

(2)

Consists of (i) 55,871,260 shares of Common Stock held by the selling stockholders and (ii) 69,839,075 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock held by the selling stockholders.

(3)

Estimated in accordance with Rule 457(c) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The price per share and aggregate offering price are based upon a per share price of $1.37, which is the average of the high and low prices per share of the Common Stock on January 15, 2025, as reported on The Nasdaq Global Select Market.